Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

December 17, 2019

XOMA Corporation

2200 Powell Street, Suite 310

Emeryville, California 94608

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 1,000,000 shares (the “Common Shares”) of common stock of the Company, par value $0.0075 (the “Common Stock”).

The offering is being made pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-223493) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”) and pursuant to the non-transferable subscription rights granted by the Company to its stockholders to purchase Common Shares, as described in the Prospectus, and the right granted to BVF Partners L.P. and/or its transferee(s)/assignee(s) to purchase any Common Shares under the Prospectus (the “Oversubscription Right”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended, its Bylaws, as amended and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications stated herein, we are of the opinion that when issued pursuant to the nontransferable subscription rights, including the Oversubscription Right, as described in the Prospectus, against payment therefor, the Common Shares will be validly issued, fully paid and non-assessable.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

December 17, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com